Exhibit (f) (3)

SECOND AMENDMENT TO CREDIT AGREEMENT

     THIS SECOND AMENDMENT TO CREDIT AGREEMENT, dated as of June 10, 2004 (this “Amendment”) is between WILTON FUNDING, LLC, a Delaware limited liability company (“Borrower”), and iSTAR FINANCIAL INC., a Maryland corporation (“Lender”).

WITNESSETH

     The Borrower and Lender are parties to that certain Credit Agreement dated as of February 11, 2003, (as amended by the certain Consent and First Amendment (the “First Amendment”) dated as of November 7, 2003 and as may be amended, restated and supplemented from time to time hereafter, the “Credit Agreement”; capitalized terms not otherwise defined herein shall have the definition provided therefor in the Credit Agreement) and to certain other documents executed in connection with the Credit Agreement.

     Borrower is required under the Credit Agreement to maintain a cash management system acceptable to Lender consisting of, among other things, the Revolver Prefunding Escrow Account, the Disbursement Account, the PICCA and the Cash Flow Account (each a “Subject Account” and collectively the “Subject Accounts”). Pursuant to the First Amendment, Lender consented to the relocation of the Subject Accounts to U.S. Bank National Association (“US Bank”). Borrower and Lenders desire to correct certain account numbers and clarify certain provisions of the First Amendment relating to the Subject Accounts. Borrower also has advised Lender that it maintains a heretofore un-disclosed direct deposit account, no, 173103322249 and captioned “WiltonFundICDB” at US Bank for purposes of crediting initial collections from Loan Obligors, proceeds of Loans made by Lender and equity contributions made by Credit Parties or their Affiliates.

     Borrower and Lender desire to further amend the Credit Agreement as otherwise set forth below.

     NOW, THEREFORE, in consideration of the foregoing premises (which are incorporated herein by this reference thereto as though fully set forth below), to induce Lender to grant its consent with respect to the transactions described in the premises above, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Amendment to Credit Agreement. Effective upon satisfaction of the conditions precedent set forth in Section 5 below, and in reliance upon the representations and warranties of the Credit Parties set forth in the Loan Documents and in this Amendment, the Credit Agreement is hereby amended, and Borrower and the Lender agree, as set forth below.

     (a) The parties desire to revise the rate at which interest accrues on the Loans and other Obligations. Accordingly, the definition of Interest Rate set forth in Section 2.01(c) of the Credit Agreement is hereby amended by deleting the words and numbers “eleven and three quarter percent (11.75%)” appearing in the first sentence thereof and substituting the words and numbers “ten percent (10.0%)” therefor, and interest shall accrue at said Interest Rate effective as of date of this Amendment.

     (b) Section 2.0l(f) is hereby amended by deleting the account designation and definition of Disbursement Account appearing therein and substituting the following new accont designation and definition therefor:

Bank:	U.S. Bank National Bank
ABA No.:	091-000-022
f/f/c/DDA#:	173103322249
Bank Address:	Minneapolis, MN
Account No.:	743028-201
Reference:	Wilton Funding, LLC Disbursement
Account

     (c) Section 2.03(c) of the Credit Agreement is hereby amended by deleting said section in its entirety and substituting the following new Section 2.03(c) therefor:

     “(c) Prepayment Premium. Except as otherwise provided in the last sentence of this Subsection 2.03(c), if Borrower voluntarily prepays all or any portion of the Loans (for purposes hereof, a Change of Control and a sale of all or substantially all of Borrower’s Loan Portfolio shall be deemed voluntary dispositions resulting in a voluntary prepayments of the Loans, notwithstanding anything else to the contrary set forth herein), Borrower shall, promptly upon demand of Lender, pay to Lender, as liquidated damages and compensation for the costs of being prepared to make funds available hereunder, an amount equal to (i) the Applicable Prepayment Premium in the case of prepayments of all or substantially all of the Loans, and (ii) the percentage set forth in the applicable clause (x) of the definition thereof, in the case of any partial prepayment of the Loans. Borrower agrees that the Applicable Prepayment Premium is a fair and reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment and redeployment of funds and is not intended nor shall it be construed as being a penalty. Borrower further agrees that the Applicable Prepayment Premium shall be due and payable by Borrower promptly upon demand by Lender made in accordance with the terms of this Agreement. Notwithstanding the foregoing, proceeds realized by Borrower from any of (i) a Permitted Sell Down of Permitted Investments which are repaid to Lender during the Funding Period, (ii) the repayment by a Loan Obligor of a Permitted Customer Loan in the normal course and in accordance with the terms thereof (whether as repayments of revolving loan proceeds, payments of scheduled term loan amortization or upon maturity thereof), (iii) the realization upon or disposition of a Permitted Customer Equity Investment, (iv) Cure Equity received by Borrower, and (v) for avoidance of doubt, the prepayment by a Loan Obligor of a Permitted Customer Loan due to circumstances beyond Borrower’s control (for purposes hereof, the exercise by Borrower of remedies pursuant to a default by a Loan Obligor under a Permitted

Customer Loan shall not be deemed to be a prepayment under Borrower’s control), in each instance, are not subject to any Applicable Prepayment Premium.”

     (d) Schedule 4.01 (y) to the Credit Agreement is hereby amended by deleting said schedule in its entirety and substituting a new Schedule 4.0l(y) attached hereto as Exhibit “A” therefor.

     (e) Section 5.02(p) of the Credit Agreement is amended by deleting said Section in its entirety and substituting the following new Section 5.02 therefor:

     “(p) Limitation on PICCA Funding. Borrower shall not deposit into the PICCA during any Fiscal Year of Borrower funds greater than an amount equal to the lesser of (i) the amount of Eligible Interest actually received by Borrower in such Fiscal Year, and (ii) the then applicable Annual Servicer Fee Cap for the Fiscal Year in which payment is to be made, after giving effect to any payments previously made by Borrower to Servicer in such Fiscal Year, less, in each case, the amount, if any, of any fees, prepaid interest or other payments received by Servicer from any Person other than Borrower or a Loan Obligor (as disclosed to Borrower and to Lender pursuant to terms of the Servicing Agreement, but excluding, however, reasonable referral fees received by Servicer from World Business Capital, Inc., an indirect subsidiary of Compass Group Investments Inc., so long as no breach of the Noncompetition Agreement has occurred and is continuing) any such third party fees being referred to herein as ‘Unrelated Servicer Income’.”

     (f) The parties desire to revise the notification and contact information for Lender set forth in Section 8.01 of the Credit Agreement with respect to Loan Funding Reuqests and Reports. Accordingly, the contact information for Lender (with respect to Loan Funding Requests and Reports) is hereby amended by substituting the following new address and contact information therefor:

iStar Asset Services, Inc.
180 Glastonbury Blvd., Suite 201
Glastonbury, CT 06033
Attention:
William T. Stabinsky
Telephone: (860)815-5913
Facsimile: (860)815-5901
e-mail: wstabinsky@istarfinancial.com
Mary Anne Carlin
Telephone: (860) 815-5920
Facsimile: (860)815-5901
e-mail: mcarlin@istarfinancial.com

with copies to:

iStar Financial, Inc. 1114 Avenue of the Americas (27th flr)
New York, N.Y. 10036
Attention: James D. Burns
Telephone: (212) 930-9466
Facsimile: (212)930-9494
e-mail: jburns@istarfinancial.com

     (g) Schedule 1.01 is amended by deleting the definition of “Applicable Prepayment Premium” and substituting the following new definition in lieu thereof:

     ‘“Applicable Prepayment Premium’ means (i) the greater of (x) four percent (4.0%) multiplied by the principal amount of the Loan prepaid or (y) $3,000,000, in the case of a prepayment made during first four Facility Years, (ii) the greater of (x) two percent (2.0%) multiplied by the principal amount of the Loan prepaid or (y) $1,000,000, in the case of a prepayment made during the fifth and sixth Facility Years, and (iii) one percent (1.0%) multiplied by the principal amount of the Loan prepaid in the seventh or eighth Facility Years.”

     (h) Schedule 1.01 is amended by deleting the definition of “Prepaid Interest” and substituting the following new definition therefor, in its appropriate alphabetic order:

     “‘Eligible Interest’ means any regularly scheduled interest accruing at other than the default rate, actually paid to and received by Borrower from a Loan Obligor in connection with a Permitted Customer Loan, and represents that portion of interest collected by Borrower which may be deposited by Borrower into the PICCA during the same Fiscal Year in which the same is received by Borrower, subject in all cases to the restrictions of Section 5.02(P) of this Agreement.”

     (i) All references to “Prepaid Interest” occurring in the Loan Documents shall henceforth be deemed to refer to “Eligible Interest” as defined herein.

     2. (a) Lender hereby acknowledges and agrees that the prepayment being made by Borrower utilizing funds on deposit in the Cash Flow Account on or about the date of this Amendment in the amount of approximately $200,000 (representing Loans made to Borrower in order to meet its obligations pursuant to Section 5.02(r) of the Credit Agreement) shall not be subject to any requirement to pay the Applicable Prepayment Premium.

     (b) Lender consents to establishment and maintenance by Borrower of the deposit account at US Bank, identified as account no. 173103322249 and captioned “WiltonFundICDB” (such account being hereinafter referred to as the “Direct Deposit Account”). Borrower hereby affirms and covenants to Lender as follows:

     (i) The Direct Deposit Account and all funds deposited therein from time to time are pledged to Lender pursuant to and in accordance with the terms and provisions of that certain Security Agreement by and between Borrower and Lender dated as of February 11, 2003; and

     (ii) Borrower shall deliver a new account control agreement, in form and substance reasonably acceptable to Lender with respect to the Subject Accounts and which shall include and govern the Direct Deposit Account (which account shall, henceforth be a “Subject Account”) and provide, among other things, irrevocable direction to US Bank to electronically transfer available funds in the Direct Deposit Account to a Subject Account designated by Borrower (which shall not be the Direct Deposit Account) on a daily basis.

     3. Reaffirmation. Each Credit Party, as guarantors, debtors, grantors, pledgors (including in connection with any negative pledges), assignors, or in other similar capacities in which such parties guarantee the liabilities and obligations of Borrower, grant liens or security interests in their properties or otherwise act as accommodation parties, as the case may be, in any case under the Loan Documents, each ratifies and reaffirms (by signing a counterpart of this Amendment or a separate Acknowledgement hereof) all of its payment and performance obligations, contingent or otherwise, affirmative or negative, under each of such existing Loan Documents to which it is a party and, to the extent such party granted liens on or security interests in any of its properties pursuant to any such existing Loan Documents as security for the Borrower’s obligations under or with respect to the Credit Agreement, each hereby ratifies and reaffirms such grant of liens and security interests and confirms and agrees that such liens and security interests continue to secure all of the liabilities and obligations of Borrower owing to Lender. Each of the foregoing hereby acknowledges that each of the Loan Documents remains in full force and effect and is hereby ratified and confirmed. The execution of this Amendment shall not operate as a waiver of any right, power or remedy of Lender nor constitute a waiver of any provision of any of the Loan Documents, except as expressly set forth herein and shall be limited to the particular instance expressly set forth. The Borrower and each Credit Party confirms and agrees that the Credit Agreement, the Security Agreement and each Loan Document and each and every covenant, condition, obligation, representation (except those representations which relate only to a specific date, which are confirmed as of such date only), warranty and provision set forth therein are, and shall continue to be, in full force and effect and are hereby confirmed, reaffirmed and ratified in all respects.

     4. Representations and Warranties. To induce Lender to enter into this Amendment, the Borrower represents and warrants to Lender that the execution, delivery and performance by it of this Amendment are within its corporate power, have been duly authorized by all necessary corporate action and do not and will not contravene or conflict with any provision of law applicable to Borrower, the Articles of Organization or Operating Agreement of Borrower, or any order, judgment or decree of any court or other agency of government or any contractual obligation binding upon Borrower; and the this Amendment is the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent conveyance and other similar laws affecting the rights and remedies of creditors generally and general principles of equity, whether applied by a court of law or equity.

     5. Conditions. The effectiveness of the waivers and consents stated in this Amendment is subject to each of the following conditions precedent, concurrent or subsequent, as the case may be:

          (a) No Default. No Default or Event of Default under the Credit Agreement shall have occurred and be continuing as of the date hereof, or shall be created thereby;

          (b) Warranties and Representations. The warranties and representations of the Borrower contained in this Amendment, the Credit Agreement and the other Loan Documents, shall be true and correct as of the effective date hereof, with the same effect as though made on such date, except those representations which relate only to a specific date, which are confirmed as of such date only;

          (c) Delivery of Second Amendment. The Borrower and Holdings shall have executed and delivered this Amendment and any Acknowledgments hereto, to Lender;

          (d) Account Control Agreement. Borrower shall have delivered to Lender an original fully executed counterpart of that certain Tri Party Account Control Agreement dated as of June 10, 2004 by and among Borrower, US Bank and Lender, which shall be in form and substance reasonably acceptable to Lender, together with such other documents, instruments or agreements as Lender reasonably requires in connection therewith; and

          (f) No Material Adverse Change. There shall have occurred no material adverse change in the business, operations, properties, assets or condition (financial or otherwise), profits or prospects of Borrower.

     6. Miscellaneous.

          (a) Captions. Section captions used in this Amendment are for convenience only, and shall not affect the construction of this Amendment.

          (b) Governing Law. This Amendment shall be a contract made under and governed by the laws of the State of New York, without regard to conflict of laws principals. Whenever possible each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

          (c) Counterparts. This Amendment may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same agreement.

          (d) Successors and Assigns. This Amendment shall be binding upon the Borrower (and the Acknowledgments attached hereto shall be binding on Holdings) and on their respective successors and assigns, and shall inure to the sole benefit of the Lender and its successors and assigns.

          (e) References. Any reference to the Credit Agreement contained in any notice, request, certificate, or other document executed concurrently with or after the execution and delivery of this Amendment shall be deemed to include this Amendment unless the context shall otherwise require.

          (f) Continued Effectiveness. Borrower acknowledges and agrees that the Credit Agreement and each of the other Loan Documents remain in full force and effect.

          (h) Costs, Expenses and Taxes. The Borrower agrees to pay to Lender upon demand for all reasonable expenses, including reasonable attorneys’ and legal assistants’ fees, all recording fees and charges, or other fees or charges incurred by Lender in connection with the preparation, negotiation and execution of this Amendment and all documents related thereto and any document required to be furnished herewith.

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     This Second Amendment to Credit Agreement is executed and delivered at Chicago, Illinois, as of the day and year first above written.

WILTON FUNDING, LLC, a Delaware limited liability company

By:

Name:

Title: Manager

iSTAR FINANCIAL INC., a Maryland corporation

By:

Name:

Title:

ACKNOWLEDGMENT

     The undersigned hereby acknowledges and consents to that certain Second Amendment to Credit Agreement dated as of June 10, 2004 between Borrower and Lender (the “Amendment”) and the transactions described therein. Defined terms not otherwise defined here to the contrary shall have the respective meanings ascribed to them in the Credit Agreement (as that term is defined in the Amendment). The undersigned hereby acknowledges receipt of a counterpart of the Amendment and acknowledges and confirms that its obligations under that certain Guaranty and that certain Pledge Agreement each dated as of February 11, 2003 made by the undersigned to Lender, continue unmodified and in full force and effect, notwithstanding the execution and delivery of the Amendment.

WILTON FUNDING HOLDINGS, LLC, a Delaware limited liability company

By:

Title: